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Exhibit 21

Significant Subsidiaries of the Company

AES Acquisition, L.P.	Texas	American Energy Services
Brooks Well Servicing, Inc.	Delaware	Key Energy Services, Inc. Gulf Coast Division
Key Energy Drilling, Inc.	Delaware	None
Key Energy Services—California, Inc.	Delaware	Key Energy Services, Inc. California Division
Key Four Corners, Inc.	Delaware	Key Energy Services, Inc. Four Corners Division
Key Rocky Mountain, Inc.	Delaware	Key Energy Services, Inc. Rocky Mountain Division
Odessa Exploration Incorporated	Delaware	None
Quality Oil Field Services, L.P.	Texas	Key Energy Services, Inc. North Texas Division
Quality Tubular Services, L.P.	Texas	QTS Quality Fishing & Rental Tools
Q.V. Services, Inc.	Louisiana	Key Energy Services, Inc. Ark-La-Tex Division
Servicios WellTech, S.A.	Argentina	None
WellTech Eastern, Inc.	Delaware	Key Energy Services, Inc. Eastern Division Key Energy Services, Inc Appalachian Division
WellTech Mid-Continent, Inc.	Delaware	Key Energy Services, Inc. Mid-Continent Division
Yale E. Key, Inc.	Texas	Key Energy Services, Inc. Permian Basin Division

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  Exhibit 21
Significant Subsidiaries of the Company